Exhibit 99.1

DGSE Companies, Inc. Reports Third Quarter and Year to Date Results

DALLAS--(BUSINESS WIRE)--November 13, 2014--DGSE Companies, Inc. (NYSE MKT: DGSE) (“DGSE” or the “Company”), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products, today announced its financial results for the three and nine months ended September 30, 2014.

Third Quarter 2014 Business and Financial Highlights

  DGSE reported net income of $180,000 for the quarter, which included a $167,000 gain from discontinued operations, and income of $13,000 from continuing operations. The gain from discontinued operations was due to successful lease termination negotiations, tax benefits related to a reduction in the final tax calculation for states in which we no longer conduct business, and the resolution of other miscellaneous issues related to the wind down of Southern Bullion Coin and Jewelry (“Southern Bullion”).
  Revenues from continuing operations were $17.0 million compared to $19.0 million, a 10% decline compared to the same period in 2013. Strong growth in jewelry, watch and diamond sales partially offset continued decreases in both bullion and scrap sales, a result of lower gold prices.
  Gross profit decreased $178,000, or 5%, based on lower sales. Gross profit as a percent of revenue increased to 18.4% in the current quarter, compared to 17.4% in the prior year quarter. The improvement in gross profit as a percent of revenue was the result of a favorable shift in our sales mix, as high-margin jewelry sales increased, and low margin bullion sales decreased.
  Selling, general and administrative expenses (“SG&A”) from continuing operations were down $873,000 in the quarter, to $2.9 million compared to $3.8 million during the third quarter of 2013. This reduction was primarily due to a $650,000 charge the Company took in the third quarter of 2013 in anticipation of a sales tax settlement with the Texas Comptroller. This charge did not recur in the third quarter of 2014. The remainder of the SG&A decrease, an additional $223,000 savings compared to the prior year, was achieved primarily through continued efforts to reduce expenses at all levels, including store-level operating expenses and corporate overhead.
  Net income from continuing operations was approximately $13,000 or $0.00 per share, compared to net loss from continuing operations of approximately $863,000, or $0.07 per share, in the third quarter of 2013.
  Net income, inclusive of discontinued operations, was approximately $180,000 or $0.01 per share, compared to a net loss, inclusive of discontinued operations, of approximately $1,432,000, or $0.12 per share, in the third quarter of 2013.

“Successfully growing our jewelry business and closely managing our expenses has allowed us to show a small profit this quarter, despite revenues being down by 10%”, stated Dusty Clem, Chairman of the Board and Chief Executive Officer. “DGSE continues to see the benefits of expanding our focus on high-margin jewelry, diamond and watch sales, which has enabled us to partially offset the continued, industry-wide slowdown in the bullion and scrap businesses. While we are gratified to show a return to positive earnings for the first time in several quarters, we are certainly not satisfied with essentially break-even results in our continuing operations.”

Third Quarter 2014 Results

For the quarter ended September 30, 2014, revenues from continuing operations were $17.0 million, a 10% decrease compared to $19.0 million in the quarter ended September 30, 2013. This decrease was due primarily to significant reductions in both bullion and scrap sales as a result of declining gold prices. Declining bullion and scrap revenue in the quarter was partially offset by strong jewelry sales, which continue to show healthy year over year increases.

Gross profit from continuing operations in the quarter was $3.1 million, or 18.4% of revenue, compared to $3.3 million, or 17.4% of revenue, in the prior year quarter. The 1.0% improvement in gross profit as a percentage of revenue was driven by a favorable shift in our sales mix, as high-margin jewelry sales increased, and low margin bullion sales decreased.

SG&A expenses decreased by approximately $873,000, or 23%, in the third quarter, to $2.9 million compared to $3.8 million for the third quarter of 2013. During the third quarter of 2013, the Company accrued $650,000 toward the final settlement of the Texas State Comptroller audit. The Company did not incur a similar expense in the current quarter, leading to a significant reduction in SG&A as compared to the prior year. The remainder of the SG&A decrease, an additional $223,000 compared to the prior year, was achieved primarily through continued efforts to reduce expenses at all levels, including store-level operating expenses and corporate overhead.

Income from continuing operations for the third quarter, net of taxes, was $13,000 or $0.00 per share compared to a net loss from continuing operations of $863,000, or $0.07 per share, in the third quarter of 2013.

Income from discontinued operations for the three months ended September 30, 2014 was $167,000, related to the Southern Bullion locations closed in February and April of 2014, compared to a net loss of $569,000 for these locations in the same quarter of 2013. The gain from discontinued operations was due to successful lease termination negotiations, tax benefits related to a reduction in the final tax calculation for states in which we no longer conduct business, and the resolution of other miscellaneous issues related to the wind down of Southern Bullion. The Company believes it has now recognized all material expenses related to the closure of Southern Bullion operations.

Net income for the third quarter was $180,000 or $0.01 per share, compared to a net loss of $1.4 million, or $0.12 per share, in the third quarter of 2013.

Year-to-Date 2014 Results

In the nine months ended September 30, 2014, revenues from continuing operations were $52.6 million, a 21% decrease compared to $66.3 million in the same period last year. This decrease was primarily due to lower bullion and scrap sales, mostly a result of the significant drop in gold prices, which were on average 11% lower (as measured by London PM Fix) than in the same period last year. These decreases were significantly offset by our jewelry, watch and diamond business, which has seen strong growth year to date.

Gross profit from continuing operations was $9.4 million, or 17.8% of revenue, compared to $9.8 million, or 14.7% of revenue in the prior year period. Robust sales of high-margin jewelry combined with reduced sales in the low margin bullion business, led to the increase in gross profit as a percentage of revenue.

Selling, general and administrative expenses decreased approximately $722,000 or 7.0%, to $9.6 million in the nine months ended September 30, 2014 compared to $10.4 million in the prior year. As noted above, in 2013 the Company accrued $650,000 toward the final settlement of the Texas State Comptroller audit, and did not incur a similar expense in the current year, leading to a reduction in SG&A as compared to the prior year. In addition to this savings, the Company was able to completely offset incremental operating expenses related to two stores that had not yet opened during the first half of 2013, through its continued efforts to reduce expenses at all levels, including store-level operating expenses and corporate overhead.

The loss from continuing operations for the nine months ended September 30, 2014 was $809,000 compared to $1.2 million in the same period of 2013.

Loss from discontinued operations for the nine months ended September 30, 2014 was $3.9 million related to the Southern Bullion locations closed down in February and April of 2014, compared to a net loss of $1.1 million for these locations in the same period of 2013. Discontinued operations also includes the write-off of the $2.9 million intangible asset attributed to the “Southern Bullion Coin & Jewelry” trade name, as well as the write-off of approximately $296,000 in fixed assets previously utilized at Southern Bullion locations.

Net loss for the nine months was $4.8 million or $0.39 per share, compared to a net loss of $2.3 million, or $0.19 per share, in the same period of 2013.

Mr. Clem concluded, “While we are not satisfied with our current results, we are starting to see the impact of the strategic decisions we’ve made over the last several months. As we move ahead we will be critically evaluating our store count, market configuration, product mix and vendor relationships in order to continue to move the Company toward consistent profitability and value creation.”

Balance Sheet Summary

As of September 30, 2014, DGSE Companies had cash and cash equivalents of $1.9 million compared to $2.6 million at December 31, 2013, related to continuing operations. Stockholders’ equity decreased 45% to $5.7 million at September 30, 2014 compared to $10.4 million at December 31, 2013, largely due to the write-off of $3.2 million in intangible and fixed assets of Southern Bullion. As of September 30, 2014, the outstanding balance on the Company’s credit facility with NTR Metals, LLC was $2.3 million compared to $2.4 million at December 31, 2013.

Conference Call

DGSE Companies management will conduct a live teleconference to discuss its financial results:

Date:	November 13, 2014
Time:	4:30 p.m. ET/3:30 p.m. CT
Dial-in:	1-877-407-9039 if calling from the United States, or 1-201-689-8470 if dialing internationally.
Replay:	A replay will be available until November 20, 2014, which may be accessed by dialing 1-877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 13594851 to access the replay.
Webcast:	The call will be webcast and will be available by visiting http://public.viavid.com/index.php?id=111814.

About DGSE Companies

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Bullion Express, Charleston Gold & Diamond Exchange, and Dallas Gold & Silver Exchange operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Illinois, South Carolina, and Texas, the company operates internet websites which can be accessed at www.bullionexpress.com, www.dgse.com, and www.cgdeinc.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol "DGSE."

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,950,854	$2,637,726
Trade receivables, net of allowances	224,946	162,670
Inventories	11,196,056	9,992,156
Prepaid expenses	206,980	138,600
Assets related to discontinued operations	22,057	3,711,740

Total current assets	13,600,893	16,642,892

Property and equipment, net	4,442,826	4,588,695
Intangible assets, net	31,014	41,353
Other assets	113,474	189,425
Noncurrent assets related to discontinued operations	-	3,441,766

Total assets	$18,188,207	$24,904,131

LIABILITIES
Current Liabilities:
Current maturities of line of credit, related party	$2,303,359	$-
Current maturities of long-term debt	128,833	122,536
Current maturities of capital leases	11,448	11,091
Accounts payable-trade	5,043,843	5,535,624
Accrued expenses	1,489,267	1,729,528
Customer deposits and other liabilities	1,485,218	2,349,943
Liabilities related to discontinued operations	345,777	589,899

Total current liabilities	10,807,745	10,338,621

Line of credit, related party	-	2,383,359
Long-term debt, less current maturities	1,651,769	1,757,827

Total liabilities	12,459,514	14,479,807

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; 30,000,000 shares authorized;
12,223,584 and 12,175,584 shares issued and outstanding	122,235	121,755
Additional paid-in capital	34,145,173	34,045,654
Accumulated deficit	(28,538,715)	(23,743,085)
Total stockholders' equity	5,728,693	10,424,324

Total liabilities and stockholders' equity	$18,188,207	$24,904,131

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenue:
Sales	$17,040,249	$18,999,701	$52,622,968	$66,304,892
Cost of goods sold	13,905,844	15,687,340	43,267,708	56,532,284
Gross margin	3,134,405	3,312,361	9,355,260	9,772,608

Expenses:
Selling, general and administrative expenses	2,936,556	3,809,548	9,632,784	10,354,913
Depreciation and amortization	99,893	87,326	288,600	269,113
	3,036,449	3,896,874	9,921,384	10,624,026

Operating income (loss)	97,956	(584,513)	(566,124)	(851,418)

Other expense (income):
Other (income) expense, net	(5,717)	(2,250)	(44,679)	213
Interest expense	89,239	66,604	258,383	170,566
	83,522	64,354	213,704	170,779

Income (loss) from continuing operations before income taxes	14,434	(648,867)	(779,828)	(1,022,197)

Income tax expense	1,604	214,414	29,975	174,379

Income (loss) from continuing operations	12,830	(863,281)	(809,803)	(1,196,576)

Discontinued operations:
Income (loss) from discontinued operations, net of taxes	166,757	(568,673)	(3,985,827)	(1,057,523)

Net income (loss)	$179,587	$(1,431,954)	$(4,795,630)	$(2,254,099)

Basic net income (loss) per common share:
Income (loss) from continuing operations	$0.00	$(0.07)	$(0.06)	$(0.10)
Income (loss) from discontinued operations	0.01	(0.05)	(0.33)	(0.09)
Net income (loss) per share	$0.01	$(0.12)	$(0.39)	$(0.19)

Diluted net income (loss) per common share:
Income (loss) from continuing operations	$0.00	$(0.07)	$(0.06)	$(0.10)
Income (loss) from discontinued operations	0.01	(0.05)	(0.33)	(0.09)
Net income (loss) per share	$0.01	$(0.12)	$(0.39)	$(0.19)

Weighted-average number of common shares
Basic	12,223,584	12,175,584	12,209,416	12,175,584
Diluted	12,271,362	12,175,584	12,209,416	12,175,584

CONTACT:
DGSE Companies, Inc.
Dusty Clem, 972-587-4021
Chairman and CEO
investorrelations@dgse.com